EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of common shares, no par value per share, of Collective Audience, Inc., is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 23, 2024

ABRI VENTURES I, LLC By: Abri Advisors Inc., Manager of Abri Ventures I, LLC

/s/ Jeffrey Tirman
Signature

Jeffrey Tirman, Chief Executive Officer
Name/Title

ABRI ADVISORS, INC.

/s/ Jeffrey Tirman
Signature

Jeffrey Tirman, Chief Executive Officer
Name/Title

JEFFREY TIRMAN

/s/ Jeffrey Tirman
Signature

Jeffrey Tirman (Individually)
Name/Title